Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MILLENNIUM CHEMICALS INC.

Millennium Chemicals Inc. (hereinafter the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

1. The name of the Company is Millennium Chemicals Inc. and its original Certificate of Incorporation was filed on April 17, 1996.

2. The restatement of and amendments to the Certificate of Incorporation have been duly adopted by a resolution of the Board of Directors of the Company proposing and declaring advisable the Restated Certificate of Incorporation, and the Company’s stockholders have duly approved and adopted the Restated Certificate of Incorporation, all in accordance with the provisions of 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Restated Certificate of Incorporation restates and amends the existing Restated Certificate of Incorporation of the Company. The amendments to the existing Restated Certificate of Incorporation effected by this Restated Certificate of Incorporation (i) decrease the authorized capital stock of the Company to 1,000 shares of common stock, par value $0.01 per share and no shares of preferred stock; and (ii) split, reclassify and convert each of the 70,935,510 shares of common stock, par value $0.01 per share, of the Company that are outstanding on the date of, and immediately prior to, the filing of this Restated Certificate of Incorporation (including treasury shares) and all rights in respect thereof, into 0.00001 shares of common stock, par value $0.01 per share resulting in an aggregate of 709.3551 shares of common stock, par value $.01 per share, issued and outstanding immediately after the filing of this Restated Certificate of Incorporation.

4. The capital of the Company shall not be reduced under or by reason of the foregoing amendments to the Restated Certificate of Incorporation.

5. The existing Restated Certificate of Incorporation is hereby superseded by this Restated Certificate of Incorporation, which shall henceforth be the Certificate of Incorporation of the Company.

6. The text of the existing Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows (hereinafter, this Restated Certificate of Incorporation, as it may be further amended or restated from time to time, is referred to the “Restated Certificate of Incorporation”).

RESTATED CERTIFICATE OF INCORPORATION

FIRST: The name of the Company is Millennium Chemicals Inc. (hereinafter the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Company at such address is The Corporation Trust Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock of all classes that the Company shall have authority to issue is 1,000 shares. All such shares are to be of common stock, par value $0.01 per share (the “Common Stock”) and are to be of one class.

Except as otherwise provided by law, the shares of Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors of the Company (the “Board of Directors”) may from time to time determine.

In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of the Common Stock shall be entitled to receive all the assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each.

Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders.

Simultaneously with the effectiveness of this Restated Certificate of Incorporation (the “Effective Date”), each share of common stock, par value $0.01 per share, of the Company issued and outstanding on the date of and immediately prior to the Effective Date (“Old Common Stock”), and all rights in respect thereof shall automatically and without any action on the part of the Company or holder thereof be reclassified and converted into 0.00001 duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. Fractional share interests in Common Stock will be issued.

Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates,” whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Secretary of the Company for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number of shares of Common Stock into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Secretary of the Company that such taxes are not payable.

Each holder of a share or shares of Old Common Stock outstanding and uncertificated immediately prior to the Effective Date shall automatically receive in exchange therefor the number of shares of Common Stock into which and for which such number of shares of Old Common Stock are reclassified under the terms hereof, which shares of Common Stock shall be uncertificated.

From and after the Effective Date, the total amount of capital represented by the shares of the Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

(a) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors except as otherwise provided by law.

(b) The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Company (the “Bylaws”).

(c) The number of directors of the Company shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby authorized to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the statutes of Delaware, this Restated Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws thereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

SEVENTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director,

except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholder or stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article SEVENTH by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

EIGHTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 11th day of August, 2006.

MILLENNIUM CHEMICALS INC.

By:	/s/ Michelle S. Miller
Michelle S. Miller
Secretary

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